As filed with the Securities and Exchange Commission on May 8, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Integral Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-1267968
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5000 Philadelphia Way

Lanham, Maryland 20706-4417

(301) 731-4233

(Address and Telephone Number, including Area Code, of Principal Executive Offices)

Integral Systems, Inc. 2008 Stock Incentive Plan

(Full Title of the Plan)

Alan W. Baldwin

Interim Chief Executive Officer and President

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

(301) 731-4233

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Howard B. Adler, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue N.W.

Washington, D.C. 20036-5306

(202) 955-8500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Statement Fee
Common Stock, par value $0.01	1,599,947 shares	$35.41(2)	$56,654,123.27(2)(3)	$2,226.51(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement will also be deemed to cover the additional Common Stock that may be offered or issued in respect to the Common Stock identified in the table above to prevent dilution resulting from any stock split, stock dividend, or similar transaction.
(2)	Estimated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) under the Securities Act, based on average of the high and low price per share of the Registrant’s Common Stock, as reported on The Nasdaq Global Select Market on May 7, 2008, which was $35.41.
(3)	Shares to be offered or sold under the Integral Systems, Inc. 2008 Stock Incentive Plan include 90,400 shares that were previously available for grant under the Integral Systems, Inc. Amended and Restated 2002 Stock Option Plan. The Registrant previously registered such shares for issuance pursuant to such prior plan on a Form S-8 registration statement (File No. 333-133769) filed with the Securities and Exchange Commission on May 3, 2006. The Registrant is concurrently filing a post-effective amendment to deregister such shares from the Form S-8 registration statement filed with respect to such prior plan, and accordingly, pursuant to Instruction E of Form S-8 and Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, the associated registration fee ($271.20) previously paid on those shares under that prior registration statement is hereby carried forward to cover the applicable registration fee under this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Integral Systems, Inc., a Maryland corporation (the “Registrant”), relating to 1,599,947 of its shares of common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible non-employee directors, employees, and consultants of the Registrant and its subsidiaries under the Registrant’s 2008 Stock Incentive Plan (the “Plan”). The Registrant is registering 1,599,947 shares of Common Stock on this Form S-8 because the Plan authorizes the issuance of (i) 900,000 shares, plus (ii) 90,400 shares of Common Stock that were authorized for issuance under the Integral Systems, Inc. Amended and Restated 2002 Stock Option Plan (the “Prior Plan”) and that as of December 5, 2007, remained available for issuance under the Prior Plan, plus (iii) 609,547 shares of Common Stock that were subject to outstanding awards under the Prior Plan on December 5, 2007 (which are included in the Plan to the extent that for any reason on or after December 5, 2007 they cease to be subject to such awards).

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2007, filed with the Commission on December 12, 2007;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008, filed with the Commission on February 7, 2008 and May 7, 2008, respectively;

(c)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since September 30, 2007, including the Registrant’s Current Reports on Form 8-K filed with the Commission on October 4, 2007, November 19, 2007, December 11, 2007, February 26, 2008, February 27, 2008, March 3, 2008, and March 20, 2008, respectively; and

(d)	The description of the Common Stock set forth in the Registrant’s Registration Statement on Form S-3 filed with the Commission on February 23, 2005, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Registrant’s Exchange Act file number with the Commission is 0-18603.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Maryland General Corporation Law (“MGCL”), Article NINTH of the Registrant’s Articles of Restatement provides for indemnification of directors and officers of the Registrant and for limitation of liability of directors and officers of the Registrant, as follows:

NINTH: The Corporation shall indemnify as determined by the Board of Directors any person who is serving or has served as a director or officer or employee or agent of this Corporation to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer or employee or agent of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

In addition, the Corporation as determined by the Board of Directors shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the extent permitted by the Maryland law.

The Registrant has also entered into separate indemnity agreements with certain of its officers and all of its directors that provide, among other things, that the Registrant will indemnify each such officer and director and advance expenses thereto, under the circumstances and to the extent provided for therein, to the fullest extent permitted by the MGCL against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by such officer or director in the event he or she has been made, or is threatened to be made, a party to an action, suit, or other proceeding, whether civil, criminal, administrative, investigative, or otherwise, by reason of his or her present or prior service as a director, officer, or employee of the Registrant, as the case may be, or present or prior service at the request of the Registrant as a director, officer, employee, or as a fiduciary of an employee benefit plan, or as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

The MGCL permits a corporation in certain circumstances to indemnify its directors and officers (which include any person who is, or was, serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan), among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings, and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but the charter may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to extent that (i) it is proved the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or was committed in bad faith and was material to the cause of action adjudicated in the proceeding. The Registrant has not expanded or limited the liability of its directors and officers for money damages in its Articles of Restatement.

The Registrant also maintains indemnity insurance pursuant to which its directors and officers are indemnified against losses under certain circumstances as a result of claims brought against the directors and officers in their capacities as such.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

1. The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions and arrangements that exist whereby the Registrant may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, in the State of Maryland, on the 8th day of May, 2008.

INTEGRAL SYSTEMS, INC.

By:	/s/ ALAN W. BALDWIN
Alan W. Baldwin
Interim Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Integral Systems, Inc., a Maryland corporation, whose signatures appear below, hereby constitute and appoint Alan W. Baldwin and William M. Bambarger, Jr., and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, his, or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ALAN W. BALDWIN	Interim Chief Executive Officer, President, and Director (Principal Executive Officer)	May 8, 2008
Alan W. Baldwin

/s/ WILLIAM M. BAMBARGER, JR.	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2008
William M. Bambarger, Jr.

/s/ JOHN M. ALBERTINE	Chairman of the Board	May 8, 2008
John M. Albertine

/s/ JAMES. B. ARMOR, JR.	Director	May 8, 2008
James B. Armor, Jr.

/s/ PAUL G. CASNER, JR.	Director	May 8, 2008
Paul G. Casner, Jr.

/s/ WILLIAM F. LEIMKUHLER	Director	May 8, 2008
William F. Leimkuhler

/s/ R. DOSS MCCOMAS	Director	May 8, 2008
R. Doss McComas

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Articles of Restatement of the Registrant dated May 7, 1999, as supplemented by Articles Supplementary of the Registrant dated March 13, 2006 and as supplemented by Articles Supplementary of the Registrant dated February 12, 2007 (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the Commission on May 10, 2007).

4.2	Amended and Restated Bylaws of the Registrant, as amended by Amendments No. 1, No. 2, No. 3, and No. 4 to the Amended and Restated Bylaws of Integral Systems, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 20, 2007).

4.3	Specimen Common Stock Certificate (incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File No. 333-58453) filed with the Commission on July 2, 1998).

4.4	Integral Systems, Inc. 2008 Stock Incentive Plan (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 26, 2008).

5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, Counsel to the Registrant.

23.1*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

23.2*	Consent of Bernstein & Pinchuk LLP.

23.3*	Consent of Grant Thornton LLP.

24.1*	Powers of Attorney (included in Signature Page).

*	Filed herewith.